As filed with the Securities and Exchange Commission on February 13, 2001

                           Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                                ZiLOG, INC.
                     --------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               13-3092996
 ---------------------------------             --------------------
  (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)


                          910 EAST HAMILTON AVENUE
                         CAMPBELL, CALIFORNIA 95008
                         --------------------------
(ADDRESS, INCLUDING ZIP CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                   ZILOG, INC. 2000 STOCK INCENTIVE PLAN
                          ------------------------
                          (FULL TITLE OF THE PLAN)


                             CURTIS J. CRAWFORD
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ZiLOG, INC.
                          910 EAST HAMILTON AVENUE
                         CAMPBELL, CALIFORNIA 95008
                               (408) 558-8500
                   --------------------------------------
         (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                           OF AGENT FOR SERVICE)


                                 Copies to:

                               THOMAS J. IVEY
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           525 UNIVERSITY AVENUE
                            PALO ALTO, CA 94301
                               (650) 470-4500





                                                                CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE           OFFERING PRICE       AGGREGATE OFFERING       AMOUNT OF
            TO BE REGISTERED                     REGISTERED               PER SHARE                PRICE          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 per share par
value, to be issued under the
ZiLOG, Inc. 2000 Stock Incentive
Plan:                                            3,000,000                 $6.00(1)           $18,000,000(1)           $4,500
==================================================================================================================================

(1) Estimated as of February 13, 2001 pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.




PART I:       INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.       PLAN INFORMATION*

ITEM 2.       REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.



PART II:      INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE

              ZiLOG, Inc. hereby incorporates by reference in this registration statement the following documents:

1.       ZiLOG's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1999;

2. ZiLOG's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2000;

3. ZiLOG's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2000;

4. ZiLOG's Current Report on Form 8-K filed on August 3, 2000 relating to ZiLOG's filing if a registration statement for a proposed initial public offering of common stock;

5. ZiLOG's Current Report on Form 8-K filed on September 8, 2000 relating to ZiLOG's withdrawal of its initial public offering registration;

6.       Quarterly Report on Form 10-Q for the fiscal quarter ended October
         1, 2000; and

7. ZiLOG's Current Report on Form 8-K filed on January 31, 2001 relating to the resignation of Curtis J. Crawford as Chief Executive Officer of ZiLOG.

              All documents subsequently filed by ZiLOG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

ITEM 4.       DESCRIPTION OF SECURITIES

              AUTHORIZED CAPITAL STOCK

              ZiLOG's authorized capital stock consists of 70,000,000 shares of common stock, par value $0.01 per share, 30,000,000 shares of class A non-voting common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $100.00 per share.

              Common Stock

              The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of a majority of the outstanding shares of common stock must approve all matters brought before the stockholders, except as otherwise required by the General Corporation Law of the State of Delaware, or DGCL.

              Subject to the preferences that may be applicable to holders of outstanding indebtedness and the rights of holders of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends or distributions as may be lawfully declared by the board of directors. In the event that the corporation is dissolved, the holders of common stock would be entitled to share ratably in all assets that may be available for distribution after the satisfaction of ZiLOG's liabilities, subject to prior distribution rights to holders of the preferred stock. The common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and non-assessable.

              Class A Non-Voting Common Stock

              The holders of class A non-voting common stock do not have any voting rights, except to the extent required by the DGCL. The rights, powers, preferences and limitations of the common stock and the class A non-voting common stock are identical in all other respects.

              Preferred Stock

              ZiLOG's board of directors has the authority, without any action by stockholders, to designate and issue up to 5,000,000 shares of preferred stock, in one or more additional series and to designate the rights, preferences and privileges of any series. The rights designated to the preferred stock may be greater that the rights of the common stock.

              ZiLOG currently has 250,000 shares of series A cumulative preferred stock outstanding. The holders of series A preferred stock are entitled to vote on certain matters enumerated in the certificate of determination and as required by law. The series A holders, in preference to the holders of common stock and class A non-voting common stock, will be entitled to receive cumulative dividends when, as and if declared by the board of directors and out of legally available funds. Dividends will accrue on the total value of each series A preferred share, which shall be equal to the liquidation value subject to certain adjustments, at an annual rate of 13.5% for each period ending on or prior to February 26, 2008 and 15.5.% for each period commencing after February 26, 2008.

              The series A preferred stock has an initial liquidation value of $100.00 per share. Any dividends owed on the series A preferred stock not paid in cash when due will accumulate through an increase in the liquidation value of each share of series A stock. The liquidation value will be reduced to the extent that previously accumulated dividends are thereafter paid in cash. On February 27, 2008, ZiLOG will be required to effect a "clean down" by paying, in cash, any excess of the total value over the liquidation value on each share of series A preferred stock.

              ZiLOG may redeem any shares of series A preferred stock, in whole or in part, at any time out of legally available funds. ZiLOG may redeem these shares by paying between 100% and 105% of the total value of each shares, depending on the time of redemption. Upon a change in control, each holder of series A preferred stock may require ZiLOG to repurchase each outstanding share by paying an amount in cash equal to 101% of the their total value plus accrued dividends. Any redemption or repurchase will be subject to certain limitations under ZiLOG's existing financing agreement with the CIT Group.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL

              Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Section 145 of the DGCL permits ZiLOG's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of ZiLOG, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

              Article IX of ZiLOG's Restated Certificate of Incorporation, as amended, provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

              As permitted by Sections 102 and 145 of the DGCL, ZiLOG's Restated Certificate of Incorporation, as amended, eliminates a director's personal liability for monetary damages to ZiLOG and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for any breach of the director's duty of loyalty to ZiLOG or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

              In addition, ZiLOG maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED

              Not applicable.

ITEM 8.       EXHIBITS

          EXHIBIT NUMBER                     DOCUMENTS

               4.01 ZiLOG's Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of ZiLOG's Registration Statement on Form S-4 declared effective by the Commission on July 9, 1998 (the "Form S-4").

               4.02 ZiLOG's Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.5 of ZiLOG's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "September 1998 Form 10-Q").

               4.03 ZiLOG's Bylaws (incorporated herein by reference to Exhibit 3.3 of the Form S-4).

               5.01       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

               23.01 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.01).

               23.02      Consent of Ernst & Young LLP, independent auditors.

               24.01      Power of Attorney (see page 6).

ITEM 9.       UNDERTAKINGS

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 13th day of February, 2001.

                          ZiLOG, Inc.


                          By:  /s/ Curtis J. Crawford
                               ----------------------------------------------
                               Curtis J. Crawford
                               President, Chief Executive Officer and Director




                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Curtis J. Crawford and Richard R. Pickard, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                      DATE


/s/ Curtis J. Crawford       Chairman, Chief Executive       February 13, 2001
---------------------------  Officer and Director
Curtis J. Crawford


/s/ Gary Patten              Senior Vice President, Chief    February 13, 2001
---------------------------  Financial Officer
Gary Patten


/s/ Richard S. Friedland     Director                        February 13, 2001
---------------------------
Richard S. Friedland


/s/ Murray A. Goldman        Director                        February 13, 2001
---------------------------
Murray A. Goldman


/s/ William S. Price         Director                        February 13, 2001
---------------------------
William S. Price


/s/ Lionel N. Sterling       Director                        February 13, 2001
---------------------------
Lionel N. Sterling


/s/ John W. Marren           Director                        February 13, 2001
---------------------------
John W. Marren


/s/ David M. Stanton         Director                        February 13, 2001
---------------------------
David M. Stanton


                                ZiLOG, INC.
------------------------------------------------------------------------------

                     REGISTRATION STATEMENT ON FORM S-8

                             INDEX TO EXHIBITS


 EXHIBIT NUMBER                    DOCUMENTS

      4.01       ZiLOG's Restated Certificate of Incorporation
                 (incorporated herein by reference to Exhibit 3.1 of ZiLOG's Registration Statement on Form S-4 declared effective by the Commission on July 9, 1998 (the "Form S-4").

      4.02 ZiLOG's Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit
                 3.5 of ZiLOG's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "September 1998 Form 10-Q").

      4.03 ZiLOG's Bylaws (incorporated herein by reference to Exhibit 3.3 of the Form S-4).

      5.01       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

      23.01 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.01).

      23.02      Consent of Ernst & Young LLP, independent auditors.

      24.01      Power of Attorney (see page 6).


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